Global Technologies Group

GLOBAL TECHNOLOGIES GROUP, INC. PREPARES LETTER OF INTENT FOR PROPOSED ACQUISITION

April 9th, 2012, Sarasota, Florida.  Global Technologies Group, Inc. (GTGP.PK) Global announces the preparation of both a Memo of Understanding (M.O.U.) and Letter of Intent (L.O.I.) for the proposed acquisition of the company we have discussed in previous 8ks and press releases for over a year. The results of our last discussion with the owners of the company regarding the purchase have led to an agreement by both companies that Global will now prepare the documents which specifically outline all the terms that were discussed for the acquisition (M.O.U.) and the letter of intent for the purchase and will be delivered to the company by Friday. Upon review and the execution by both companies, our lawyers will prepare a full purchase contract and set a closing date. Global Technology Holdings, Inc. will be the purchaser.

Currently, both companies have restrictive Non-Disclosure Agreements in place regarding the terms of the purchase and the name of the company to be acquired. Once the documents are signed however, we will name the company for this purchase.

“This potential acquisition is the culmination of over a year of discussions, reviews and good faith by both companies in reaching this point and has been part of Global’s long term plans for the future,” stated James Fallacaro, President.

 Global Technologies Group, Inc. (GLOBAL) is a company that is in the business of acquiring exclusive licenses and distribution and reseller contracts on proven technologies in the environmental, green and war fighter industries. The criteria for the licensing or distribution agreements of the technologies are: they must be proven, validated and in use. The business plan of Global is to sublicense the technologies it acquires to companies in Countries covered under the original license grants and for its own use. For our exclusive distribution and reseller agreements, we partner with appropriate representatives in the covered countries for resale of turn key projects.
Contact:

JAMES FALLACARO

JIMF@GLBTECH.COM

941-685-1616

WWW.GLBTECH.COM